Exhibit 99.1

Conn’s, Inc. Announces Pricing of Common Stock Offering

The Woodlands, Texas (December 7, 2012) — Conn’s, Inc. (NASDAQ:CONN), a specialty retailer of home appliances, furniture, mattresses, consumer electronics and provider of consumer credit (“Conn’s” or the “Company”), today announced the pricing of its public offering of 5,500,000 shares of its common stock at a price to the public of $26.75 per share. Of the 5,500,000 shares of common stock being offered, the Company is offering 1,408,379 shares and the selling stockholders are offering 4,091,621 shares. The Company has also granted the underwriters a 30-day option to purchase up to an additional 825,000 shares to cover over-allotments, if any. The offering size was increased from 5,000,000 shares to 5,500,000 shares at pricing. The additional 500,000 shares are being offered by the selling stockholders. The offering is expected to close on or around December 12, 2012, subject to customary closing conditions.

The Company expects to receive net proceeds from the offering of approximately $35.2 million, after deducting estimated underwriting discounts and commissions and offering expenses. The Company intends to use the net proceeds from the offering primarily for the repayment of debt under the Company’s asset-based loan facility and to pay for the fees and expenses that the Company incurred in connection with the offering. The Company will not receive any proceeds from the sale of shares of common stock offered by the selling stockholders in the offering.

Piper Jaffray & Co. and Stephens Inc. are joint book-running managers for the offering, and Stifel Nicolaus & Company, Incorporated, Canaccord Genuity Inc., and KeyBanc Capital Markets Inc. are co-managers for the offering.

The securities described above are being offered pursuant to a shelf registration statement previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”) on October 2, 2012. A preliminary prospectus supplement and the accompanying prospectus relating to these securities have been filed with the SEC and are available on the SEC’s website at http://www.sec.gov. The final prospectus supplement will be filed with the SEC and will be available on the SEC’s website. Copies of the preliminary prospectus supplement, the final prospectus supplement (when available) and the accompanying prospectus relating to these securities may also be obtained from Piper Jaffray & Co., 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, by e-mail request to prospectus@pjc.com, or by calling (800) 747-3924; or from Stephens Inc., 111 Center Street, Little Rock, AR 72201, by e-mail request to prospectus@stephens.com, or by calling (501) 377-2130.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering may be made only by means of a prospectus and a related prospectus supplement, which have or will be filed with the SEC.

About Conn’s, Inc.

Conn’s is a specialty retailer and currently operates 66 retail locations, with 57 in Texas, six in Louisiana, two in Oklahoma and one in New Mexico. The Company’s primary product categories include:

-	Home appliance, including refrigerators, freezers, washers, dryers, dishwashers, ranges and room air conditioners;

-	Furniture and mattress, including furniture for the living room, dining room, bedroom and related accessories and mattresses;

-	Consumer electronic, including LCD, LED, 3-D and plasma televisions, camcorders, digital cameras, Blu-ray players, video game equipment, portable audio and home theater products; and

-	Home office, including desktop and notebook computers, tablets, printers and computer accessories.

Additionally, the Company offers a variety of products on a seasonal basis, including lawn and garden equipment, and continues to introduce additional product categories for the home to help respond to its customers’ product needs and to increase same store sales. Unlike many of its competitors, the Company provides flexible in-house credit options for its customers, in addition to third-party financing programs and third-party rent-to-own payment plans.

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements include information concerning our future financial performance, business strategy, plans, goals and objectives. Statements containing the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. Although we believe that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, we can give no assurance that such statements will prove to be correct. A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by our forward-looking statements including, but not limited to: stock market conditions generally or conditions relating to the Company’s securities specifically; entering into an underwriting agreement on terms acceptable to the Company and the underwriters and the other risks detailed from time-to-time in our SEC reports, including but not limited to, our Annual Report on Form 10-K for our fiscal year ended January 31, 2012 and our quarterly report on Form 10-Q for the quarter ended October 31, 2012. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONN-G

Company Contact:

Conn’s, Inc.

Brian Taylor, Chief Financial Officer

(936) 230-5899